Exhibit 99.1

CPI Card Group Announces the Appointment of Doug Pearce to the Board of Directors

Date: January 20

Littleton, Colo. (January 20, 2016) — CPI Card Group (Nasdaq: PMTS, TSX: PNT), a global leader in financial and EMV chip card production and related services, today announced that Doug Pearce has been appointed to the board of directors, effective as of January 20, 2016. Mr. Pearce will serve on the Board’s Audit Committee and the Nominating and Corporate Governance Committee.

“Doug brings a wealth of experience to our organization,” said Bradley Seaman, Chairman of the CPI Card Group Board of Directors. “We are pleased that he has accepted the position and look forward to his valuable contributions.”

Doug Pearce was the founding Chief Executive Officer and Chief Investment Officer of the British Columbia Investment Management Corporation (bcIMC), one of Canada’s largest institutional money managers. Mr. Pearce led the organization from 1988 until he retired in June 2014, and during this time, the Victoria-based Crown agency became an internationally recognized investor with a global portfolio of more than $118 billion diversified across dozens of countries and many asset types. British Columbia Investment Management Corporation invests on behalf of different public bodies in British Columbia, including public sector pension plans that finance the retirement benefits of more than 550,000 British Columbians.

Mr. Pearce has also served as director and Chair of the Canadian Coalition for Good Governance (CCGG), the Pacific Pension Institute (PPI), and the Pension Investment Association of Canada (PIAC). He was a member of the Faculty Advisory Board at the University Of British Columbia Sauder School Of Business, the Advisory Board at the Forum for Women Entrepreneurs, and currently sits on corporate boards that support his interest in business strategy and good governance.

“We are delighted to have Doug on the Board and we look forward to leveraging his broad experience to support the continued growth of our business,” said Steve Montross, President and CEO of CPI Card Group.

Doug Pearce received his Bachelor of Commerce degree from the University of Calgary, and is an accredited director in the Institute of Corporate Directors (ICD). He lives in Kelowna BC and has a passion for downhill skiing and biking.

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for financial and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from nine locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Contacts
CPI Card Group Inc. Investor Relations
William Maina
(877) 369-9016
InvestorRelations@cpicardgroup.com

or

CPI Card Group Inc. Media Relations
Media@cpicardgroup.com